Exhibit 10.23

SEQUENOM, INC.

NON-EMPLOYEE DIRECTOR
COMPENSATION POLICY

The Board of Directors (the “Board”) of Sequenom, Inc. (the “Company”) and the Nominating and Corporate Governance Committee of the Board adopted the following compensation program for non-employee directors of the Board. Pursuant to this program, each member of the Board who is not an employee or an officer of the Company will receive the following compensation for Board services, as applicable:

•	a $40,000 annual retainer for service as a Board member;

•	a $20,000 supplemental annual retainer for service as Chairman of the Board;

•	a $20,000 supplemental annual retainer for service as Chairman of the Audit Committee;

•	a $6,000 supplemental annual retainer for non-chair service as a member of the Audit Committee;

•	a $14,000 supplemental annual retainer for service as Chairman of the Compensation Committee;

•	a $4,000 supplemental annual retainer for non-chair service as a member of the Compensation Committee;

•	a $9,000 supplemental annual retainer for service as Chairman of the Nominating and Corporate Governance Committee;

•	a $2,000 supplemental annual retainer for non-chair service as a member of the Nominating and Corporate Governance Committee;

•	a $14,000 supplemental annual retainer for service as Chairman of the Science Committee; and

•	a $4,000 supplemental annual retainer for non-chair service as a member of the Science Committee.

At the election of each non-employee director of our Board made prior to the commencement of a fiscal year, all or a specific percentage of the annual retainer for such year may be payable in either cash, a nonqualified stock option to purchase shares of the Company’s common stock, or restricted shares of common stock. In the event that an election is made to receive a nonqualified stock option or restricted stock in lieu of all or a portion of such cash compensation, such nonstatutory stock option or restricted stock award will be granted pursuant to the Company’s 2006 Equity Incentive Plan, or any successor plan. The grant date of each such nonstatutory stock option or restricted stock award will be the first trading day of the fiscal year for which such election is made and each award will vest in four equal quarterly installments on the last day of each quarter of the fiscal year for which such election is made, subject to such director’s continued service as a member of the Board through the applicable vesting dates.

The exercise price per share of each share of common stock covered under the nonstatutory stock option award shall be equal to the fair market value of a share of the Company’s common stock on the grant date and will be exercisable for the number of shares of the Company’s common stock equal to a Black-Scholes value of such nonstatutory stock option divided into the amount of the annual retainer for which an election to receive a nonstatutory stock option is made. Such calculation will be performed with the applicable inputs as if such calculation were performed on the first trading day of the month of December that precedes the fiscal year for which the election is made. In the event that an election is made for restricted stock, the number of shares of restricted stock granted will be determined using the average daily closing sales price per share as reported on the Nasdaq Global Market for the month of November that precedes the fiscal year for which the election is made, divided into the portion of the annual retainer for which an election to receive the restricted stock award is made.

Additionally, members of the Board who are not employees or officers of the Company receive a nonqualified stock option to purchase 40,000 shares of the Company’s common stock on the date of their election to the Board and also receive an annual nonqualified stock option to purchase 20,000 additional shares of the Company’s common stock at the annual stockholders meeting.